UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street, World Financial Center
New York, New York	10285
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities

    On January 19, 2011, American Express Company (the “Company”) announced that it was undertaking various reengineering initiatives resulting in charges aggregating approximately $113 million pre-tax (approximately $74 million after tax), which were recorded in the fourth quarter of 2010.  The charges relating to the reengineering activities include a restructuring charge recorded in the fourth quarter (pursuant to a plan approved by the Company’s management on December 20, 2010) in the amount of approximately $98 million pre-tax (approximately $63 million after tax) relating to employee severance obligations and other employee-related costs resulting from the planned consolidation of facilities within the Company’s global servicing network.  The reengineering activities are expected to result in the elimination of approximately 3,500 jobs in the aggregate (including approximately 3,200 jobs relating to the restructuring charge described in the preceding sentence); however, overall staffing levels are expected to decrease only by approximately 550 positions on a net basis as new employees are hired at the locations to which work is being transferred.  The Company began notifying affected employees of the reengineering activities on January 19, 2011.

    In addition, the Company expects to record further restructuring charges in one or more quarterly periods during 2011 relating to the reengineering activities described above in the aggregate amount of approximately $60 million to $80 million pre-tax (approximately $38 million to $51 million after tax).   The total expected additional charges include approximately $25 million to $35 million in costs associated with additional employee compensation and approximately $35 million to $45 million in other costs principally relating to the termination of certain real property leases.

    Substantially all of the reengineering activities are expected to be completed by the end of the fourth quarter of 2011.  The Company estimates that all of the severance and employee-related costs and the expected lease termination costs will result in future cash expenditures.

Item 2.02    Results of Operations and Financial Condition and
Item 7.01    Regulation FD Disclosure

    On January 19, 2011, the Company issued a press release announcing, among other things, expected fourth quarter and full year 2010 earnings.

    The Company also announced that it expects the charges recorded in the fourth quarter of 2010 and to be recorded during 2011 to result in annualized cost savings to the Company of approximately $70 million, starting in 2012.  The Company announced that it intends to reinvest a portion of such savings into new servicing capabilities and other business building initiatives.

*****

    A copy of the Company's press release announcing the Company’s expected fourth quarter and full year 2010 earnings and the reengineering initiatives described above is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Exhibit	Description

99.1	Press Release, dated January 19, 2011, of American Express Company announcing expected fourth quarter and full year 2010 earnings and reengineering initiatives.

Cautionary Note Regarding Forward-Looking Statements

    This report includes forward-looking statements, which are subject to risks and uncertainties.  Forward-looking statements contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  adjustments arising in the normal course of completing the company's fourth quarter and year-end financial closing process; the possibility of not achieving the expected timing and financial impact (including costs, cost savings and other benefits) of reengineering initiatives being implemented or considered by the Company, which could be caused by factors such as the unpredictability of negotiations with landlords with respect to those Company facilities being consolidated and underestimating hiring needs related to some of the job positions being eliminated; and the possible decision by the Company not to reinvest benefits arising from its  reengineering actions in its businesses due to potential financial challenges in 2011 or thereafter.  A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the three months ended March 31, June 30 and September 30, 2010, and the Company's other reports filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY (REGISTRANT)
By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date:  January 19, 2011

Exhibit Index

Item No.	Description
99.1	Press Release, dated January 19, 2011, of American Express Company announcing expected fourth quarter and full year 2010 earnings and reengineering initiatives.